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                                    Exhibit j

                       Consent of independent accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 17, 2000, relating to the financial statements and financial highlights appearing in the September 30, 2000 Annual Report to the Shareholders of The GE LifeStyle Funds, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2001